EXHIBIT 107
Calculation of Filing Fee Tables

S-8
(Form Type)

NuScale Power Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock	457(a)	8,972,128	$5.88	$52,756,122.64	0.00011020	$5,813.72
	Total Offering Amounts				$52,756,122.64		$5,813.72
	Total Fee Offsets						—
	Net Fee Due						$5,813.72

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also includes an indeterminate number of additional shares that become issuable under NuScale Power Corporation’s 2022 Long-Term Incentive Plan as a result of anti-dilution provisions described therein triggered by any dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration leading to an increase in the number of outstanding shares.

(2) Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the registrant’s Class A Common Stock on the New York Stock Exchange on August 25, 2023 (such date being within five business days of the date that this registration statement was filed with the SEC). This calculation is in accordance with Rule 457(c) of the Securities Act.